Exhibit 99.1

Contact:
Ashlee Dunston
Sr. Director, Investor Relations and Public Affairs
adunston@atyrpharma.com

aTyr Pharma Announces Fourth Quarter and Full Year 2025 Results and Provides Corporate Update

Company scheduled to meet with the FDA in mid-April 2026 to review the results of the Phase 3 EFZO-FIT™ study and determine the path forward for efzofitimod in pulmonary sarcoidosis.

Phase 2 EFZO-CONNECT™ study of efzofitimod in systemic sclerosis-related interstitial lung disease (SSc-ILD) on track to complete enrollment in the first half of 2026.

Ended 2025 with $80.9 million in cash, cash equivalents, restricted cash and investments.

SAN DIEGO – March 5, 2026 – aTyr Pharma, Inc. (Nasdaq: ATYR) (“aTyr” or the “Company”), a clinical stage biotechnology company engaged in the discovery and development of first-in-class medicines from its proprietary tRNA synthetase platform, today announced fourth quarter and full year 2025 results and provided a corporate update.

“In 2025 we announced results from our Phase 3 EFZO-FIT™ study of efzofitimod in pulmonary sarcoidosis, a major form of interstitial lung disease (ILD) where a significant proportion of patients develop chronic or progressive disease with debilitating symptoms despite current treatment options. This marked an important milestone, not only for the broader sarcoidosis community, but also for aTyr, as it was the Company’s largest and first Phase 3 study of a tRNA synthetase-derived therapy generated from our platform,” said Sanjay S. Shukla, M.D., M.S., President and Chief Executive Officer of aTyr.

“We are ready and look forward to engaging with the U.S. Food and Drug Administration (FDA) in mid-April to review the results of the study and determine the path forward for efzofitimod in pulmonary sarcoidosis. We plan to provide an update regarding the next steps for the program following the receipt of the official FDA meeting minutes.”

Fourth Quarter 2025 and Subsequent Period Highlights

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Announced the scheduling of a Type C meeting with the FDA in mid-April 2026 to review the results of the Phase 3 EFZO-FIT™ study and determine the path forward for efzofitimod in pulmonary sarcoidosis. The Company expects to provide an update regarding the outcome of the meeting following the receipt of the official meeting minutes. EFZO-FIT™ was a Phase 3 study to evaluate the efficacy and safety of 3.0 mg/kg and 5.0 mg/kg of efzofitimod or placebo in 268 patients with symptomatic pulmonary sarcoidosis. The study did not meet its primary endpoint of change from baseline in mean daily oral corticosteroid dose at week 48. Clinical benefit for 5.0 mg/kg efzofitimod was observed across multiple pre-specified study efficacy parameters at week 48 compared to placebo, including the King’s Sarcoidosis Questionnaire (KSQ)-Lung score (p=0.0479), Fatigue Assessment Scale score (p=0.0226), KSQ-General Health score (p=0.0197), and complete steroid withdrawal with KSQ-Lung score improvement (p=0.0196). Additionally, treatment with efzofitimod maintained lung function as measured by forced vital capacity and was well-tolerated with a safety profile consistent with prior trials conducted to date.
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On track to complete enrollment in the Phase 2 EFZO-CONNECT™ study to evaluate the efficacy, safety and tolerability of efzofitimod in patients with limited or diffuse systemic sclerosis (SSc, or scleroderma)-related ILD (SSc-ILD) in the first half of 2026. This proof-of-concept study is a randomized, double-blind, placebo-controlled, 28-week study consisting of three parallel cohorts randomized 2:2:1 to either 270 mg or 450 mg of efzofitimod or placebo administered intravenously monthly for a total of six doses. The study intends to enroll up to 25 patients at multiple centers in the United States. Promising interim data from the study were reported in the second quarter of 2025.
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Presented a poster related to its investigational new drug candidate, ATYR0101, at the Keystone Symposia on Fibrosis: Cross Organ Pathology and Pathways to Clinical Development. The poster demonstrated that subcutaneous delivery of ATYR0101 yielded a comparable pharmacokinetic and immunogenicity profile, which is favorable to other delivery methods, while reducing lung inflammation. The findings presented in the poster suggest the ability of ATYR0101 to potentially resolve the cycle of chronic inflammation and fibrosis utilizing a novel mechanism and further support a compelling therapeutic profile for patients suffering from fibrosis. The poster is available on the Company’s website.
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Published an article demonstrating the generation of a functional neuropilin-2 (NRP2)/plexinA1 (PLXNA1) bispecific antibody in the Journal of Biological Chemistry. The publication, entitled, “A bispecific antibody designed to act as a NRP2/PLXNA1 agonist mimics anticancer activity of SEMA3F,” demonstrates that the bispecific antibody selectively mimics the beneficial aspects of semaphorin 3F (SEMA3F)/NRP2 signaling while avoiding potentially cross-toxic reactivity, serving as a basis for a novel anticancer therapy. The publication is available on the Company’s website and at: https://www.jbc.org/article/S0021-9258%2825%2902908-4/fulltext.

Year Ended 2025 Financial Highlights and Cash Position

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Cash & Investment Position: Cash, cash equivalents, restricted cash and available-for-sale investments as of December 31, 2025, were $80.9 million.

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R&D Expenses: Research and development expenses were $60.2 million for the year ended 2025, which consisted primarily of costs for the Phase 3 EFZO-FIT™ and Phase 2 EFZO-CONNECT™ studies and research and development costs for the Company’s preclinical product candidates.
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G&A Expenses: General and administrative expenses were $17.6 million for the year ended 2025.

About Efzofitimod

Efzofitimod is a novel biologic immunomodulator in clinical development for the treatment of interstitial lung disease (ILD), a group of immune-mediated disorders that can cause inflammation and fibrosis, or scarring, of the lungs. Efzofitimod is a tRNA synthetase derived therapy that selectively modulates activated myeloid cells through neuropilin-2 to resolve inflammation without immune suppression and potentially prevent the progression of fibrosis. In addition to the global Phase 3 EFZO-FIT™ study of efzofitimod in patients with pulmonary sarcoidosis, a major form of ILD, efzofitimod is also being investigated in the Phase 2 EFZO-CONNECT™ study in patients with systemic sclerosis (SSc, or scleroderma)-related ILD. These forms of ILD have limited therapeutic options and there is a need for safer and more effective, disease-modifying treatments that improve outcomes.

About aTyr

aTyr is a clinical stage biotechnology company leveraging evolutionary intelligence to translate tRNA synthetase biology into new therapies for fibrosis and inflammation. tRNA synthetases are ancient, essential proteins that have evolved novel domains that regulate diverse pathways extracellularly in humans. aTyr’s discovery platform is focused on unlocking hidden therapeutic intervention points by uncovering signaling pathways driven by its proprietary library of domains derived from all 20 tRNA synthetases. aTyr’s lead therapeutic candidate is efzofitimod, a novel biologic immunomodulator in clinical development for the treatment of interstitial lung disease, a group of immune-mediated disorders that can cause inflammation and progressive fibrosis, or scarring, of the lungs. For more information, please visit www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identified by the use of words such as “aims,” “anticipates,” “believes,” “can,” “designed,” “expects,” “hopes,” “intends,” “look toward,” “may,” “plans,” “potential,” “project,” “suggest,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include, among others, statements regarding the potential therapeutic benefits and applications of efzofitimod and ATYR0101; the potential for efzofitimod to improve patient quality of life across multiple disease related health outcomes in pulmonary sarcoidosis; the expected size of, and number of patients to be enrolled in the Phase 2 EFZO-CONNECT™ study; timelines and plans with respect to certain development activities and development goals, including the occurrence and timing of our meeting with the FDA to review the results of the

Phase 3 EFZO-FIT™ study and determine the path forward for efzofitimod in pulmonary sarcoidosis as well as our expectations with respect to the outcome of that meeting, the timing of our update for that meeting and next steps for the development of efzofitimod in pulmonary sarcoidosis; and our expectation that our Phase 2 EFZO-CONNECT™ study of efzofitimod in patients with SSc-ILD will complete enrollment in the first half of 2026. These forward-looking statements also reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects, as reflected in or suggested by these forward-looking statements, are reasonable, we can give no assurance that the plans, intentions, expectations, strategies or prospects will be attained or achieved. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainty related to interactions with the FDA in general, risks related to our reliance on third-party partners and the potential that such partners may not perform as anticipated, the fact that NRP2 and tRNA synthetase biology is not fully understood, uncertainty regarding the ultimate long-term impact of evolving macroeconomic and geopolitical conditions, the risks inherent in using the results from the EFZO-FIT™ study to pursue FDA approval for efzofitimod in pulmonary sarcoidosis, the risk of delays in our clinical trials, risks associated with the discovery, development and regulation of our existing or future product candidates, including the uncertainty of related costs and regulatory filings and the risk that results from clinical trials or other studies may not support further development, the risk that we may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in planned clinical trials), the fact that our collaboration agreements are subject to early termination, and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ATYR PHARMA INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
License and collaboration agreement revenues	$—	$—	$190	$235
Total revenues	—	—	190	235
Operating expenses:
Research and development	10,891	12,228	60,219	54,372
General and administrative	3,905	3,592	17,598	13,777
Total operating expenses	14,796	15,820	77,817	68,149
Loss from operations	(14,796)	(15,820)	(77,627)	(67,914)
Total other income (expense), net	832	852	3,504	3,892
Consolidated net loss	(13,964)	(14,968)	(74,123)	(64,022)
Net loss (gain) attributable to noncontrolling interest in Pangu BioPharma Limited	1	1	5	(1)
Net loss attributable to aTyr Pharma, Inc.	$(13,963)	$(14,967)	$(74,118)	$(64,023)
Net loss per share, basic and diluted	$(0.14)	$(0.18)	$(0.80)	$(0.86)
Shares used in computing net loss per share, basic and diluted	98,010,084	82,724,659	92,985,359	74,261,265

ATYR PHARMA INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents, restricted cash and available-for-sale investments	$80,922	$75,076
Other receivables	873	1,736
Property and equipment, net	4,263	4,850
Operating lease, right-of-use assets	5,524	5,817
Financing lease, right-of-use assets	596	1,192
Prepaid expenses and other assets	825	8,159
Total assets	$93,003	$96,830

Accounts payable and accrued expenses	$13,682	$13,715
Current portion of operating lease liability	836	711
Current portion of financing lease liability	630	541
Long-term operating lease liability, net of current portion	10,308	11,144
Long-term financing lease liability, net of current portion	259	887
Total stockholders’ equity	67,288	69,832
Total liabilities and stockholders’ equity	$93,003	$96,830